News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO
973-575-1300, ext. 1202
mnc@merrimacind.com

Merrimac Reports Third Quarter 2007 Results
Quarterly Income from Continuing Operations Improves $709,000
New Records for Orders and Backlog Established

WEST CALDWELL, N.J. November 13, 2007: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the third quarter and first nine months of 2007.

Previously reported results of operations of Filtran Microcircuits Inc. (“FMI”) for the current and prior periods have been reclassified and reported as discontinued operations and the assets and liabilities relating to FMI have been reclassified as held for sale in the consolidated balance sheets as of September 29, 2007 and December 30, 2006.

Net sales from continuing operations for the third quarter of 2007 were $6,612,000, an increase of $1,113,000 or 20.2 percent compared to the third quarter of 2006 net sales of $5,499,000. Net sales from continuing operations increased due to the higher level of orders received earlier in 2007 including higher sales of Multi-Mix® products to the defense industry. Gross profit for the third quarter of 2007 was $2,816,000, an increase of $532,000 or 23.3 percent, and was 42.6 percent of sales as compared to gross profit of $2,284,000 or 41.5 percent of sales for the third quarter of 2006. The increase in gross profit and gross profit percentage for the third quarter of 2007 was due to the impact of the higher level of sales allowing the Company to absorb fixed manufacturing costs.

Operating income from continuing operations for the third quarter of 2007 was $317,000, compared to an operating loss from continuing operations of $(516,000) for the third quarter of 2006. The increase in operating income from continuing operations for the third quarter of 2007 as compared to the third quarter of 2006 was due to the improved gross profit caused by the increase in sales, in addition to lower commissions, administrative expenses and research and development costs as compared to the third quarter of 2006.

Income from continuing operations for the third quarter of 2007 was $245,000 compared to a loss from continuing operations of $(464,000) for the third quarter of 2006. Income per diluted share from continuing operations for the third quarter of 2007 was $.08 compared to a loss from continuing operations of $(.15) per share for the third quarter of 2006.

Loss from discontinued operations for the third quarter of 2007 was $(2,058,000) compared to a loss from discontinued operations of $(135,000) for the third quarter of 2006. Loss per basic share from discontinued operations for the third quarter of 2007 was $(.70) and $(.68) per diluted share compared to a loss from discontinued operations of $(.04) per share for the third quarter of 2006. In the third quarter of 2007, the Company recorded an impairment charge for the remaining FMI goodwill balance of $1,126,000, and wrote down the remaining net assets of FMI by $586,000 to a fair value of $450,000.

Net loss for the third quarter of 2007 was $(1,813,000) compared to a net loss of $(599,000) for the third quarter of 2006. Net loss per basic share was $(.62) and $(.60) per diluted share for the third quarter of 2007, compared to a net loss per share of $(.19) reported for the third quarter of 2006.

Net sales from continuing operations for the first nine months of 2007 were $16,495,000, a decrease of $788,000 or 4.6 percent compared to net sales of $17,283,000 for the first nine months of 2006. Net sales from continuing operations for the first nine months of 2006 included both the shipment of a $750,000 order to a significant military customer and $1,200,000 of revenue recognized in connection with the early close out of a fixed price customer contract which did not recur in the first nine months of 2007. Gross profit for the first nine months of 2007 was $6,880,000, a decrease of $782,000 or 10.2 percent, and was 41.7 percent of sales as compared to gross profit of $7,662,000 or 44.3 percent of sales for the third quarter of 2006. The decrease in gross profit and gross profit percentage for the first nine months of 2007 was due to the impact of the lower level of sales having to absorb fixed manufacturing costs. Gross profit for the first nine months of 2006 also included $1,060,000 from the early close out of a fixed price customer contract.

Operating loss from continuing operations for the first nine months of 2007 was $(632,000) compared to an operating loss from continuing operations for the first nine months of 2006 of $(446,000). The increase in the operating loss from continuing operations for the first nine months of 2007 as compared to the first nine months of 2006 was due to the lower gross profit caused by the decrease in sales, partially offset by decreased commissions, administrative expenses and research and development costs compared to the first nine months of 2006.

Loss from continuing operations for the first nine months of 2007 was $(688,000) compared to a loss from continuing operations of $(327,000) for the first nine months of 2006. Loss from continuing operations per share for the first nine months of 2007 was $(.23) compared to a loss from continuing operations of $(.10) per share for the first nine months of 2006.

Loss from discontinued operations for the first nine months of 2007 was $(5,858,000) compared to a loss from discontinued operations of $(183,000) for the first nine months of 2006. Loss from discontinued operations per share for the first nine months of 2007 was $(1.97) compared to a loss from discontinued operations of $(.06) per share for the first nine months of 2006. Loss from discontinued operations includes goodwill impairment charges of $3,756,000 and a charge of $506,000 to provide a full valuation allowance for a Canadian net deferred tax asset. Also included in the loss from discontinued operations for the first nine months of 2007 was a $586,000 charge for the write down of the remaining FMI net assets to an estimated net realizable value of $450,000.

Net loss for the first nine months of 2007 was $(6,546,000) compared to a net loss of $(510,000) for the first nine months of 2006. Net loss per share for the first nine months of 2007 was $(2.20) compared to a net loss of $(.16) per share for the first nine months of 2006.

Orders of $7,028,000 were received during the third quarter of 2007, an increase of $1,985,000 or 39.4 percent compared to $5,043,000 in orders received during the third quarter of 2006. Orders of $21,767,000, a new Merrimac record for a nine-month period, were received during the first nine months of 2007, an increase of $6,460,000 or 42.2 percent compared to $15,307,000 in orders received during the first nine months of 2006. Backlog increased by $5,272,000 or 45.9 percent to $16,762,000 at the end of the third quarter of 2007 compared to $11,490,000 at year-end 2006, due to the increased orders received during the first nine months. The book-to-bill ratio for the third quarter of 2007 was 1.06 to 1 and for the third quarter of 2006 was 0.92 to 1. The book-to-bill ratio for the first nine months of 2007 was 1.32 to 1 and for the first nine months of 2006 was 0.89 to 1. The orders, backlog and book-to-bill information for the current and prior periods exclude FMI information.

Chairman and CEO Mason N. Carter commented, “In our third quarter, new orders remained strong at over $7 million with a book-to-bill ratio of 1.06 to 1. Our backlog has reached another record level, having increased 46% since the end of last year. Growth in bookings will eventually translate to higher shipments. This quarter we are seeing those results and are pleased to report our shipment performance has grown following consecutive quarters of positive bookings.

“Our trend towards higher levels of RF integration using our patented Multi-Mix® Microtechnology continues unabated. In the third quarter we received orders for prototype hardware that performs various complex functions in both Satellite Systems and Airborne and Ground Based Radar systems. Several of these programs are projected to ramp up to full production volumes during the ensuing 12 months.”

Mr. Carter continued, “Two important milestones in our commercial power amplifier activity were achieved this quarter. We shipped high power miniature amplifier prototype units for UMTS and WiMAX to a major telecom equipment manufacturer. The product performance exceeded our expectations and we anticipate customer and market acceptance to be strong.

“The most interesting part of the growth we are seeing with our new Multi-Mix® technology is that it has been mostly incremental to our existing core capabilities of stripline and lumped element component design. Our business in these more traditional technologies has remained strong while the new technology grows. In this way, we are realizing our strategy of increasing our value to our key customers, creating profitable business growth, and advancing technology.”

Mr. Carter continued, “Our financial highlights include:

•	Record orders booked of $21.8 million for the first nine months of 2007. Orders received for the third quarter were $7.0 million.
•	Multi-Mix® orders and sales through the first nine months of 2007 have exceeded full year 2006 orders and sales.
•	Highest quarter-end backlog ever of $16.8 million.
•	Book-to-bill ratio of 1.32 to 1 for the first nine months of 2007.
•	Working capital of $9.9 million and current ratio of 3.4 to 1.”

Investors are invited to participate in the financial results conference call on Tuesday, November 13, 2007 at 4:15 p.m. (Eastern) by dialing 1-800-909-7113 (for International callers: 1-785-830-1914) ten minutes prior to the scheduled start time, and reference the Merrimac Industries third quarter 2007 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 8943526.

This conference call will also be broadcast live over the internet by logging on to the web at this address:
  http://www.videonewswire.com/event.asp?id=44086

If you are unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 180 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; the possibilities of impairment charges to the carrying value of our Multi-Mix® assets, thereby resulting in charges to our earnings; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	September 29, 2007	September 30, 2006 (a)
Net sales	$6,612,000	$5,499,000
Gross profit	2,816,000	2,284,000
Selling, general and administrative expenses	2,099,000	2,222,000
Research and development	400,000	578,000
Operating income (loss)	317,000	(516,000)
Interest and other (expense) income, net	(72,000)	52,000

Income (loss) from continuing operations	245,000	(464,000)

Loss from discontinued operations	(2,058,000)	(135,000)

Net loss	(1,813,000)	(599,000)

Net income (loss) per common share:
Income (loss) from continuing operations-basic	$.08	$(.15)
Loss from discontinued operations-basic	$(.70)	$(.04)
Net (loss) per common share-basic	$(.62)	$(.19)

Income (loss) from continuing operations-diluted	$.08	$(.15)
Loss from discontinued operations-diluted	$(.68)	$(.04)
Net (loss) per common share-diluted	$(.60)	$(.19)

Weighted average number of shares outstanding-basic	2,917,000	3,137,000
Weighted average number of shares outstanding-diluted	3,039,000	3,137,000

(a) In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the prior period have been reported as discontinued operations.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended
	September 29, 2007 (a)		September 30, 2006 (a)
Net sales	$16,495,000		$17,283,000
Gross profit	6,880,000		7,662,000
Selling, general and administrative expenses	6,293,000		6,706,000
Research and development	1,219,000		1,402,000
Operating loss Interest and other (expense) income, net	(632,000 (56,000	) )	(446,000) 119,000

Loss from continuing operations	(688,000)		(327,000)

Loss from discontinued operations	(5,858,000)		(183,000)

Net loss	(6,546,000)		(510,000)

Net loss per common share:
Loss from continuing operations	$(.23)		$(.10)
Loss from discontinued operations	$(1.97)		$(.06)
Net loss per common share	$(2.20)		$(.16)

Weighted average number of shares outstanding	2,975,000		3,143,000

(a)
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior periods have been reported as discontinued operations.

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	September 29, 2007 (Unaudited) (a)	December 30, 2006 (Unaudited) (a)
ASSETS
Current assets:
Cash and cash equivalents	$1,148,000	$5,399,000
Accounts receivable, net	6,518,000	5,132,000
Inventories	4,482,000	3,740,000
Other current assets	777,000	834,000
Current assets held for sale	1,044,000	1,616,000
Total current assets	13,969,000	16,721,000
Property, plant and equipment, net	11,089,000	11,775,000
Restricted cash	250,000	-
Other assets	499,000	493,000
Deferred tax assets	100,000	100,000
Long-term assets held for sale	793,000	5,165,000
Total Assets	$26,700,000	$34,254,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$550,000	$550,000
Deferred tax liabilities	100,000	100,000
Other current liabilities	2,285,000	2,039,000
Current liabilities related to assets held for sale	1,151,000	678,000
Total current liabilities	4,086,000	3,367,000
Long-term debt, net of current portion	3,900,000	4,312,000
Deferred liabilities	56,000	38,000
Long-term liabilities related to assets held for sale	236,000	252,000
Total liabilities	8,278,000	7,969,000
Stockholders’ equity:
Common stock	33,000	33,000
Additional paid-in capital	19,612,000	19,237,000
Retained earnings	54,000	6,600,000
Accumulated other comprehensive income	1,845,000	1,389,000
Treasury stock	(3,122,000)	(974,000)
Stockholders’ equity	18,422,000	26,285,000
Total Liabilities and Stockholders’ Equity	$26,700,000	$34,254,000

(a) In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities of Filtran Microcircuits Inc. have been reclassified as held for sale.

Merrimac Industries, Inc.

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended (Unaudited)
	September 29, 2007 (a)	Septenber 30, 2006 (a)
Cash flows from operating activities:
Net loss	$(6,546,000)	$(510,000)
Less, loss from discontinued operations	(5,858,000)	(183,000)
Loss from continuing operations	(688,000)	(327,000)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,757,000	1,759,000
Amortization of deferred financing costs	23,000	37,000
Share-based compensation	223,000	138,000
Changes in operating assets and liabilities:
Accounts receivable	(1,385,000)	(1,295,000)
Inventories	(742,000)	(515,000)
Other current assets	57,000	(32,000)
Other assets	(30,000)	35,000
Other current liabilities	245,000	(523,000)
Deferred liabilities	18,000	16,000
Net cash used by operating activities-continuing operations	(522,000)	(707,000)
Net cash provided (used) by operating activities-discontinued operations	(363,000)	277,000
Net cash used by operating activities	(885,000)	(430,000)
Cash flows from investing activities:
Purchases of capital assets	(1,071,000)	(1,203,000)
Net cash used in investing activities-continuing operations	(1,071,000)	(1,203,000)
Net cash used in investing activities-discontinued operations	(180,000)	(45,000)
Net cash used in investing activities	(1,251,000)	(1,248,000)
Cash flows from financing activities:
Repurchase of stock for the treasury	(2,148,000)	-
Repayment of borrowings	(413,000)	(520,000)
Restricted cash	(250,000)	-
Proceeds from stock sales	153,000	200,000
Net cash used in financing activities-continuing operations	(2,658,000)	(320,000)
Net cash used in financing activities-discontinued operations	(52,000)	(1,000)
Net cash used in financing activities	(2,710,000)	(321,000)
Effect of exchange rate changes	33,000	33,000
Net decrease in cash and cash equivalents	(4,813,000)	(1,966,000)
Cash and cash equivalents at beginning of period, including $562,000 and $423,000 reported under assets held for sale	5,961,000	4,081,000
Cash and cash equivalents at end of period including $0 and $687,000 reported under assets held for sale	$1,148,000	$2,115,000

(a) In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the operating results of Filtran Microcircuits Inc. for the current and prior periods have been reported as discontinued operations.